SECOND EXTENSION AGREEMENT

THIS SECOND EXTENSION AGREEMENT (this “Second Extension”) is entered into by the parties hereto on the date set forth below.

WHEREAS, Aduddell Industries, Inc., an Oklahoma corporation, (“Buyer”) and Greg Hayden, an individual resident in New York, (“Seller”) are parties to a Stock Purchase Agreement (the “Agreement”) dated as of December 29, 2006; and

WHEREAS, Section 2.3 of the Agreement provides for a closing on or before March 15, 2007; and

WHEREAS, an Extension Agreement dated March 21, 2007 between the parties (the “March Extension”) extended the Closing Date until May 18, 2007; and

WHEREAS, the purchase and sale have not been consummated pursuant to the Agreement; and

WHEREAS, Section 2.3 of the Agreement provides that failure to consummate the purchase and sale pursuant to the Agreement on a date determined pursuant to Section 2.3 will not result in termination of the Agreement; and

WHEREAS, Buyer and Seller desire to extend the closing date;

NOW THEREFORE, the parties hereby agree:
1.	The date of Closing provided for in the Agreement is hereby extended as follows:

(a)

Until the earlier of August 17, 2007 or such time as Buyer pays Seller the sum of $250,000.00 cash as a non-refundable earnest money deposit, provided that Seller shall cause Tim Aduddell to deliver simultaneously herewith his Personal Guaranty of the payment of such obligation; and

(b)	If the cash referred to in (a) above is paid, until December 28, 2007.

2.            The parties will continue to work on the Agreement and the Employment Agreement for the purposes of incorporating into such documents as appropriate the terms of the letter agreement dated January 9, 2007, the March Extension, and the May 17, 2007 memo of extension matters from Greg to Stan (being a memo from Seller to Purchaser).

3.            Buyer will receive (a) 5% of gross revenue and (b) all revenue received above the Company price for the project from all projects first referred to the Company between the date of this Second Extension and closing. The parties agree that to the extent practicable, the Buyer will be the prime contractor and the Company will be the subcontractor on such projects, and Buyer will retain the amounts calculated under (a) and (b) above and remit the balance to the Company within three (3) business days of receipt of payment by Buyer.

4.            Section 2.5 of the Agreement will be revised to provide that in the event the Company’s EBITDA does not meet the targets set forth in that section of the Agreement as a result of action taken by Buyer that negatively impacts the Company’s discounts, manufacturer’s rebates, guarantee or warranty charges, or interest expense, the payments to Seller thereunder will not be adjusted.

5.            All capitalized terms used herein that are not otherwise defined have the meanings set forth in the Agreement.

In witness thereof, the parties have executed and delivered this extension agreement this 25th day of May, 2007.

“Buyer”

ADUDDELL INDUSTRIES, INC.

By:  /s/ Stanley G. Genega

Stanley G. Genega

Seller”

GREG HAYDEN

By:  /s/ Gregory P. Hayden

Greg Hayden

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